Exhibit 99.1

Duke Energy Progress

Summary of Order Issued by the North Carolina Utilities Commission

(Docket No. E-2, Sub 1142)

Background

•                  On June 1, 2017, Duke Energy Progress (DEP) filed a rate case with the North Carolina Utilities Commission (NCUC) to request an average 14.9 percent increase in retail revenues, or approximately $477 million:

•                  The rate case filing requested an overall rate of return of 7.66% based on approval of a 10.75% return on equity and a 53% equity component of the capital structure

•                  The filing was based on a North Carolina rate base of $8.1 billion as of Dec. 31, 2016 and adjusted for known and measurable changes through August 2017

•                  On Nov. 22, 2017, DEP and the Public Staff - North Carolina Utilities Commission (Public Staff), the State’s consumer representative, filed an Agreement and Stipulation of Partial Settlement (Stipulation) resolving certain issues in the base rate proceeding

•                  The NCUC held an evidentiary hearing on the case from Nov. 27 through Dec. 7, 2017

•                  On Feb. 23, 2018, the NCUC issued an order approving the Stipulation without modification, and addressing the outstanding items in the case

Major Components of the Order

•                  Approves the Stipulation with the Public Staff, including a return on equity of 9.9% based upon a capital structure of 52% equity and 48% debt

•                  Approves recovery of deferred coal ash costs as reasonable and prudent, known and measureable and used and useful in the provision of service to customers

•                  Disallows $9.5 million of deferred coal ash basin costs related to ash hauling at Asheville

•                  Approves recovery of remaining $232 million deferred costs over a 5 year period with a return at DEP’s weighted average cost of capital (WACC)

•                  Assesses a $30 million management penalty by reducing the annual recovery of the deferred coal ash costs by $6 million per year for five years

•                  Denies DEP’s request for recovery of the estimated ongoing annual coal ash costs of $129 million.  Instead, these costs will be deferred with a return at DEP’s WACC, to be considered for recovery in the next rate case

•                  Reduces DEP’s recovery of deferred storm costs from its request of $80 million to $51 million and directs that a five-year amortization of these costs should begin in October 2016 rather than when rates are effective. DEP is permitted a full WACC return during the remaining amortization period

•                  The preliminary estimate for rate base for DEP NC retail addressed in the case is $8.148 billion

•                  New rates may be effective one day after the Commission approves this compliance filing, currently estimated by mid-March

Additional Information

•                  As a result of the Order, Duke Energy will take an estimated pre-tax charge of approximately $100 million in Q1 2018, primarily related to the coal ash basin disallowance and management penalty and deferred storm cost adjustments described above, which will be treated as a “special item” (excluded from adjusted diluted earnings per share)

Estimated Annual Rate Increase Impacts to Customer Bills

The figures below are pending review of the Public Staff and are, therefore, subject to change.  Once confirmed by Public Staff, the updated revenue requirement will be filed with the Commission, currently expected later this week, for review and approval.

($ in millions)	Years 1-4	Thereafter
Annualized base rates	$193	$193
Return of Excess Deferred State Income Taxes over 4-year period	(43)	—
Cumulative Net Annualized Customer Increase ($)	$151	$193
Cumulative Net Annualized Customer Increase (%)	4.7%	6.0%

Reconciliation of Request to Order

($ in millions)	Years 1-4	Thereafter
Original request adjusted for Sept. 2017 supplemental filing(1)	$420	$420
Reduced ROE(2)	$(57)	$(57)
Reduced equity component of capital structure(2)	$(10)	$(10)
Reduction in depreciation expense(2)	$(15)	$(15)
Reduction in Customer Connect costs (to be deferred with a return)(2)	$(8)	$(8)
Other revenue reductions(2)	$(19)	$(19)
Move return of Excess Deferred State Income Taxes from base rates to rider(2)	$38	$38
Return of Excess Deferred State Income Taxes over 4-year period through a rider (versus 5-years in request)(2)	$(43)
Coal ash basin deferred cost disallowed	$(8)	$(8)
Coal ash basin ongoing costs	$(129)	$(129)
2016 deferred storm costs	$(17)	$(17)
Tentative revenue increase, subject to review and approval	$151	$193

(1)  Reflects $57 million in updates since original request

(2)  Per the Stipulation approved by the Commission

Note: totals may not add due to rounding